Exhibit 99

Latham Group, Inc. Appoints DeLu Jackson to its Board of Directors

Brian Pratt Also Joins Board, Replacing Director Dane Derbyshire

LATHAM, N.Y., March 31, 2023 (GLOBE NEWSWIRE) -- Latham Group, Inc. (“Latham” or "the Company"), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced the appointment of DeLu Jackson, currently Executive Vice President and Chief Marketing Officer of ADT Inc., to Latham’s Board of Directors (the “Board”).

In addition, Latham’s Board has appointed Brian Pratt, Vice President at Pamplona Capital Management, to serve as a director, replacing Dane Derbyshire, who has stepped down from the Board in connection with his departure from Pamplona Capital Management. Since 2019, Mr. Pratt has worked closely with the Board and Latham management on financial, operational, and transactional matters.

With these appointments, effective March 30, 2023, Latham’s Board will include six independent directors.

“DeLu is a proven leader with more than 20 years of marketing and brand leadership with some of the world’s most recognizable brands,” said Jim Cline, Chair of the Board of Latham. “DeLu brings with him a wealth of consumer marketing experience that we believe will prove invaluable as Latham continues to expand its digital marketing initiatives to capitalize on consumer demand and drive conversion from concrete to fiberglass.”

Mr. Cline continued, “We are also pleased to welcome Brian, who has been an instrumental partner in supporting the growth of the business over the last several years and brings financial and acquisition experience and strategic and consumer products knowledge to our Board. We look forward to partnering with both DeLu and Brian as Latham continues to execute on its long-term growth strategy. On behalf of the entire Board, we would also like to thank Dane for his service and contributions to Latham.”

About DeLu Jackson

DeLu Jackson is Executive Vice President and Chief Marketing Officer of ADT Inc., a leader in smart home and small business security. Prior to joining ADT in 2021, he served as Vice President, Precision Marketing at Conagra Brands, a leading branded food company, where he was responsible for integrated marketing, e-commerce, brand strategy, and advertising. Before joining Conagra Brands, he served in senior digital and marketing roles for domestic and international brands, including Kellogg Company, McDonald’s Corporation, Nissan Motor Co., Ltd, Audi of America and Subaru of America. Mr. Jackson also serves on the board of directors of Brag House Inc (an esports platform), the Western Golf Association and the Chicago Public Library Foundation. DeLu holds a Master of Business Administration from the NYU Stern School of Business and a Bachelor of Arts in Politics from Princeton University.

About Brian Pratt

Brian Pratt is a Vice President at Pamplona Capital Management LLC (“Pamplona”), having joined the firm in March 2019. Mr. Pratt serves as a board observer of several other companies, including BFG Supply, a national distributor of consumables, greenhouse durables, and technical equipment to the green industry, and CSC ServiceWorks, Inc., a provider of commercial laundry services and air vending solutions. Prior to joining Pamplona, Mr. Pratt worked in the investment banking division at Barclays from 2017 to February 2019. Mr. Pratt holds a Bachelor of Science in Political Science from Yale University.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of over 2,000 employees across over 30 facilities.

Investors Contact:

Nicole Harlowe

Edelman for Latham

latham@edelman.com

646 750 7235

Media Contact:

Jeff Anzulewicz

Latham, The Pool Company

jeffansulewicz@lathampool.com

717 813 3093